Exhibit 21 – Subsidiaries of the Registrant

The following is a list of subsidiaries of the Company at December 31, 2004:

Subsidiaries	Jurisdiction of Incorporation	Approximate Percentage of Voting Securities Owned
The Citizens Bank of Philadelphia, Mississippi	Mississippi	97.56%